MANUFACTURING AGREEMENT


     THIS MANUFACTURING AGREEMENT (this "Agreement") is entered into as of March ___, 2000, by and between Haemacure Corporation, a Canadian corporation having its principal place of business at 2001 University, Suite 430, Montreal, (Quebec) H3A 2A6, Canada ("Haemacure"), and Bio Products Laboratory, a unit of the National Blood Authority, a special authority established under United Kingdom Statutory Instrument No. 585 of 1993, having its principal place of business at Dagger Lane, Elstree, Herts. WD6 3BX, United Kingdom ("BPL").

     WHEREAS, pursuant to a license agreement (the "License Agreement") dated as of April 21, 1997, between Immuno International AG, a Swiss corporation ("Immuno") and Haemacure, Haemacure possesses a perpetual license to, among other things, manufacture and sell a biological fibrin sealant product recently approved by the United States Food and Drug Administration ("FDA") and a frozen formulation of such product, and has the right to enter this Agreement pursuant to said license.

     WHEREAS, BPL is in the business, among other things, of manufacturing different types of biological products.

     WHEREAS, subject to the terms and conditions of this Agreement, BPL desires to manufacture to Haemacure's specifications and under Haemacure's label and sell to Haemacure fibrin sealant products; and Haemacure desires to purchase such products from BPL.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, Haemacure and BPL hereby agree as follows:

1.   KEY DEFINITIONS.

     1.1 Act. The term "Act" means the United States Federal Food, Drug and Cosmetics Act, as amended.

     1.2 BLA. The term "BLA" means a Biologics License Application to be filed with the FDA by Haemacure for the Products.

     1.3 Devices. The term "Devices" means all accessories, applicators and other devices supplied by Haemacure to BPL for packaging with the Products.

     1.4 Facility. The term "Facility" means BPL's facility located at Dagger Lane, Elstree, Herts. WD6 3BX, United Kingdom.

     1.5   FDA.   The  term  "FDA"  means  the  United   States  Food  and  Drug
           Administration or any successor entity thereto, including its Center for Biologics Evaluation and Research (CBER).

     1.6 FDA Approval Date. The term "FDA Approval Date" means the earlier of the two dates upon which the FDA approves the BLA for the Initial Product or Frozen Formulation to be sold in the United States and manufactured by BPL.

     1.7 Frozen Formulation. The term "Frozen Formulation" means the fibrin sealant product in the frozen formulation state licensed by Haemacure pursuant to the License Agreement, including any improvements obtained by Haemacure from Immuno pursuant to such License Agreement.

     1.8 Haemacure-Supplied Components. The term "Haemacure-Supplied Components" means the various products listed on Exhibits H and L which Haemacure shall procure and supply to BPL for processing or inclusion in the Initial Product and Frozen Formulation.

     1.9 Improved Product. The term "Improved Product" means a product embodying an improvement, modification or change to the Initial Product or Frozen Formulation as proposed by Haemacure and approved by the FDA.

     1.10 Initial Product. The term "Initial Product" means the fibrin sealant product currently approved by the FDA and known under the trade name Hemaseel APR(TM) which is fibrinogen, thrombin and diluent; the product circular and specifications for which are attached to this Agreement as Exhibit A and as may be amended prior to FDA approval of the BLA for such product.

     1.11 Initial Term. The term "Initial Term" shall mean the period beginning on the date of this Agreement and expiring five (5) years from the FDA Approval Date.

     1.12 Labeling Specifications. The term "Labeling Specifications" means the specifications by which BPL shall label the Products and Devices (if any), including, without limitation, the graphics, brand name and any other language, including without limitation any warnings, descriptions or instructions relating to the use of the Products and Devices, and any other information required by law to be placed on the labeling for the Products and Devices. Haemacure shall be responsible for supplying BPL with the Labeling Specifications prior to submission to the FDA for approval. The Labeling Specifications as approved by the FDA for a specific Product (including any Device packaged with the Product) shall be attached to this Agreement as Exhibit B.

     1.13 Packaging Specifications. The term "Packaging Specifications" means the specifications by which BPL shall package the Products and Devices (if any), including, without limitation, the types, volumes and dimensions of each container in which the Products and Devices (if any) shall be packaged. Haemacure shall be responsible for supplying BPL with the Packaging Specifications prior to submission to the FDA for approval. The Packaging Specifications as approved by the FDA for a specific Product (including any Device packaged with the Product) shall be attached to this Agreement as Exhibit C.



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


     1.14 Plasma. The term "Plasma" as used in connection with the Initial Products, Frozen Formulation or Improved Product means plasma sourced from the United States packaged and delivered in accordance with the specifications described on Exhibit I.

     1.15 Product Specifications. The term "Product Specifications" means the concentrations and composition of each constituent and performance of the final product and the manufacturing process, quality testing and release procedures and other specifications related to the Products and which shall be attached to this Agreement as Exhibit A. The Product Specifications may be revised by the written consent of the parties or upon the request of the FDA; and in the event of any such revision, the Product Specifications as so revised shall be the Product Specifications for purposes of this Agreement. The Product Specifications as approved by the FDA for the Initial Product are attached as Exhibit A under the trade name Hemaseel APR(TM).

     1.16 Products. The term "Products" means the Frozen Formulation, Initial Product, Improved Product and Second-Generation Products manufactured by BPL in accordance with the Specifications.

     1.17 RPI. The term "RPI" means the General Index of Retail Prices which is in Table 18.1 in the Monthly Digest of Statistics published in the United Kingdom by the Office for National Statistics.

     1.18 Second-Generation Products. The term "Second-Generation Products" means the fibrin sealant product owned by Haemacure and known under the trade name Hemaseel HMN or any and all other fibrin sealant products or components owned by Haemacure other than the Frozen Formulation, Initial Product or Improved Product.

     1.19  Specifications.   The  term  "Specifications"   means  the  Packaging
           Specifications, Labeling Specifications and Product Specifications.

     1.20 Technically Operational Facility. The term "Technically Operational Facility" means a facility where the Operational Qualification protocol requirements (OQ) have been successfully completed. Documentation will show that the Operating Performance of the facility conforms to specifications. After this stage the facility will be available for Performance Qualification where documentation will be provided to demonstrate the process and product conforms to specifications determined through independent parameter measuring and sampling. This will be performed using actual production materials and components.

2.   PRE-MANUFACTURING OBLIGATIONS.

     2.1 Technical Committee. The parties acknowledge that in order for BPL to manufacture the Initial Product and Frozen Formulation for sale by Haemacure in the United States, the parties must accomplish: (a) the transfer of technology relating to the Initial Product and Frozen Formulation from Immuno to BPL; (b) design and modify BPL's Facility to accommodate the manufacturing process for the Initial Product and Frozen Formulation; (c) install and validate equipment necessary for the manufacturing process; (d) comply with FDA requirements for the manufacture of a biologic pursuant to the Specifications; and (e) complete



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


           such validation, stability, comparability and clinical studies as required by the FDA to obtain BLA approval and issuance of a Biologics License. In order to facilitate the achievement of these tasks, the parties agree to establish a technical committee comprised of at least two representatives of each party (the "Technical Committee"). The initial members of the Technical Committee, tasks and functions of the committee and meeting schedule are listed on Exhibit D. The Technical Committee shall be responsible for monitoring the progress of completing the manufacturing process at the Facility and obtaining FDA approval for the manufacture of the Initial Product and Frozen Formulation. The Technical Committee shall report to the Oversight Committee described in Section 2.6 below.

     2.2 BPL Obligations. In order to obtain FDA approval for the manufacture of the Initial Product and Frozen Formulation in accordance with the Specifications, BPL shall use all commercially reasonable efforts to:
           (a) transfer the technologies from Immuno to BPL; (b) design the Facility to accommodate the manufacturing processes; (c) make such modifications to the Facility as are necessary to manufacture the Initial Product and Frozen Formulation at the Facility; (d) procure such equipment (other than equipment listed on Exhibits E and M), staff and supplies necessary to obtain FDA approval for the manufacturing  of the  Initial  Product and Frozen  Formulation;  (e)
           procure such material or components, other than Devices and Haemacure-Supplied Products, necessary to manufacture the Initial Product and Frozen Formulation; (f) in consultation with Haemacure, develop a manual regarding the quality system for the manufacture of the Initial Product and Frozen Formulation (the "Quality Manual");
           (g) in consultation with Haemacure, develop the standard operating procedures applicable for the Products including procedures relating to manufacturing, testing and critical engineering system monitoring and control, cleaning/sanitation, calibration of equipment, preventive maintenance, employee training, pest control, environmental control/monitoring, equipment/process validation, labeling/packaging control, failure investigations, internal quality audits, complaint handling, computer systems validation and maintenance, product release, product/process change control and delegation of authority (the "Standard Operating Procedures"); and
           (h) conduct such stability, comparability and batch studies or non-clinical studies as are required of BPL to obtain FDA approval for the manufacture of the Initial Product and Frozen Formulation.

     2.3 Haemacure Obligations. In order to obtain FDA approval for the manufacture of the Initial Product and Frozen Formulation, Haemacure shall use all commercially reasonable efforts to: (a) facilitate the transfer of technology from Immuno to BPL, including exercising all contractual avenues Haemacure has pursuant to the License Agreement and Manufacturing Agreement between Immuno and Haemacure (including using its best efforts to negotiate for improvements to the Frozen Formulation or Initial Product, if any, pursuant to the License Agreement); (b) assist BPL in the design and modifications of the Facility; (c) provide, at no cost to BPL, a consultant skilled in FDA/CBER biological products facility approval to assist BPL in obtaining FDA approval for the Facility in the manufacture of the Initial Product and Frozen Formulation; (d) procure the equipment listed on Exhibits E and M; (e) provide such labeling and packaging specifications as required for the submission of the BLA; (f) provide the Devices and Haemacure-Supplied Components for purposes of manufacturing lots for submission to the FDA pursuant to the BLA; (g) conduct such clinical studies as are required by the FDA in order to obtain the Biologics License; and (h) file all



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


           necessary governmental and regulatory applications for the sale of the Initial Product and Frozen Formulation in the United States.

     2.4 Project Schedule. The parties acknowledge that the purpose of this Agreement is to obtain FDA approval for the manufacture of the Initial Product on a critical time basis. The parties have mutually established the detailed project schedule and budget attached hereto as Exhibit F for manufacture of Initial Product, and BPL and
           Haemacure shall take all steps necessary to continuously meet the requirements of such schedule. The parties have mutually established a preliminary project schedule and budget attached hereto as Exhibit K for the manufacture of the Frozen Formulation, it being specifically understood that such project schedule and budget is preliminary and subject to revision based on further investigation by Haemacure and BPL regarding the Frozen Formulation process. After such additional investigation, and upon FDA approval of the Frozen Formulation as manufactured by Immuno, the parties shall present to the Oversight Committee a final detailed project schedule and budget which shall be attached as Exhibit K and replace the preliminary budget attached hereto. Any amendment or modification of such schedules shall be in writing and signed by all members of the Oversight Committee. The Technical Committee shall provide the Oversight Committee with such reports as the Oversight Committee may request in order to monitor the parties progress in the performance of their obligations hereunder. The parties acknowledge that the schedule attached as Exhibits F and K may need to be revised on account of (a) information learned by BPL's visits to the Immuno facility; or (b) lead times for the equipment required to manufacture the Initial Product are greater than as shown on Exhibit F. A party's failure to materially comply with Exhibit F (and K as finally approved by the Oversight Committee) due solely to matters within its control shall entitle the other party to terminate this Agreement. For purposes of the foregoing sentence, material compliance shall mean that the schedule in Exhibit F (and Exhibit K as finally approved by the Oversight Committee) shall not be delayed greater than five (5) months due to matters solely within the control of the breaching party.

     2.5 Subcontracts. Haemacure shall approve in advance and in writing all subcontracts which BPL proposes to select in compliance with UK procurement laws in order to perform its obligations hereunder for which services or materials will require an expenditure greater than One Hundred Thousand Dollars ($100,000). Haemacure shall not be responsible for any orders placed or commitments made to subcontractors in the absence of its specific written approval.

     2.6 Oversight Committee. The parties agree to appoint an oversight committee which shall consist of at least two representatives of each party (the "Oversight Committee"). The initial members of the Oversight Committee are listed on Exhibit G. The Oversight Committee's main responsibility shall be the parties adherence to the Agreement and the resolution of disputes amongst the Technical Committee. The Oversight Committee shall also be responsible for issuing reports to Haemacure for submission to the trustee appointed pursuant to the Consent Order entered into between Baxter International, Inc. and the Federal Trade Commission No. C-3726 (the "Trustee").

     2.7 Other Products. To the extent that the parties agree to have BPL manufacture an Improved Product or Second-Generation Product, the Technical Committee shall develop a project schedule and budget similar to the schedule and budget attached as Exhibit F. Upon approval by all members of the Oversight Committee of the project schedule and budget created by the Technical Committee, the parties shall initiate the project in accordance with this Section 2 and the Agreement.

     2.8 Frozen Formulation. The parties acknowledge that they have executed this Agreement prior to FDA approval of the Frozen Formulation in any form. The parties agree to submit to the Oversight Committee all issues regarding scheduling, budget and other issues necessary for BPL to manufacture the Frozen Formulation. BPL will use commercially reasonable efforts to manufacture the Frozen Formulation as licensed by Haemacure from Immuno, as such may be modified by improvements, modification or changes resulting from development by Immuno, Haemacure and/or BPL. Haemacure will use commercially reasonable efforts to negotiate for any improvements to the Frozen Formulation pursuant to the License Agreement, including pursuing all options and avenues with the Trustee.

3.   SUPPLY OF PRODUCTS BY BPL.

     3.1 Supply of Products. Subject to the terms and conditions of this Agreement and for the term of this Agreement, BPL shall manufacture and supply to Haemacure and Haemacure shall purchase from BPL, Products pursuant to purchase orders placed by Haemacure in accordance with Section 5.

     3.2 Exclusive Supply. In order to ensure that Haemacure will have a continuing and reliable source of the Products, BPL agrees that during the term of this Agreement it shall not, without the prior written consent of Haemacure, manufacture for, sell, give away or otherwise supply to any person or entity other than Haemacure any of the Products or any other biological adhesive products that Haemacure, in its reasonable discretion, deems competitive with the Products. This restriction shall continue for five (5) years following the FDA Approval Date unless in any of the first three years following FDA Approval Date Haemacure shall fail to complete the minimum purchases required by Section 3.3, in which case this restriction shall terminate at the end of the third such year. Notwithstanding the foregoing, BPL may continue its research and development of the fibrin sealant project in existence as of the date of this Agreement, and any manufacture or sale to a third party or other supply of the fibrin sealant product developed from this project shall not constitute a violation of this Agreement. Further, nothing in this Agreement shall prevent the manufacture for, sale or supply to the National Health Service anywhere in the United Kingdom by BPL of any product required for distribution and use within the National Health Service.

     3.3 Minimum Purchase. During each of the three years following the FDA Approval Date, Haemacure shall purchase from BPL total annual Products which in quantity are equivalent to the processing of 50,000 liters of Plasma at a yield of 6 x 1 ml dose equivalence (75-115 mg fibrinogen) per liter of plasma. On or before the expiration of each such year, the parties shall review and, if necessary, by mutual written consent, revise the



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


           minimum purchase requirements for the upcoming year. If the parties fail to revise the minimum purchase requirements in accordance with the previous sentence, then the minimum purchase requirements for the upcoming year shall remain the same as they were for the previous year.

     3.4 Sole and Exclusive Rights of BPL. Provided BPL is capable of supplying all of Haemacure's requirement for Products, Haemacure shall not, during the Initial Term, appoint or contract with any other person, firm or company to manufacture the Initial Product or Frozen Formulation.

     3.5 Location of Manufacture. BPL shall not, without the prior written consent of Haemacure not to be unreasonably withheld or delayed, manufacture, affix labeling to and/or package the Products and Devices at any location other than the Facility.

     3.6   BPL's  Obligations.  In addition to its  warranty  obligations  under
           Section 6.5, BPL shall: (a) procure such materials or components other than Devices and Haemacure-Supplied Components, necessary to fill Haemacure's orders for the Products; (b) maintain the equipment for the production of the Products in good working condition; (c) prepare and maintain a lot history record, including record of any Product retention which may have been issued against the lot during the manufacturing process, the action taken and the disposition of the retention; (d) comply with current Good Manufacturing Practices as promulgated under 21 C.F.R. of the United States Code and in accordance with the Biologics Act or Food, Drug and Cosmetics Act and all other relevant regulations or guidance issued by the FDA, including, without limitation, any approvals or notices relating to the Products; (e) notify Haemacure within twenty-four (24) hours of each visit to Facility by a regulatory agency, if such visit affects or concerns the Products or Devices; (f) after consultation with Haemacure , respond to any FDA Form 483 Notices, Warning Letters, or Notices of Section 305 Hearings or any other FDA communications, which relate to the Products or Devices, and supply Haemacure within twenty-four (24) hours after receipt and/or response with copies of such notices and letters and responses; (g) communicate to Haemacure within twenty-four (24) hours of receipt of any complaints relating to the Products or Devices received by BPL; (h) communicate with and assist Haemacure regarding the complaint analyses and decisions relating to Adverse Drug Experiences filings with respect to the Products; (i) maintain and comply with the quality system as described in the Quality Manual applicable to the manufacture of the Products; (j) not mislabel, misbrand or adulterate any of the Products or any of the Devices; (k) maintain and comply with the Standard Operating Procedures and FDA laws or regulations which are applicable to the Products or Devices; and (l) grant Haemacure's representatives access to the Facility at reasonable times for the purpose of auditing BPL's compliance with this Section 3.6.

     3.7 Labeling Specifications. Haemacure shall provide BPL with all artwork and designs necessary for the Products and Devices to be labeled in accordance with the Labeling Specifications and Haemacure shall be solely responsible for the content and design of the Labeling Specifications. BPL shall be responsible for contracting with third-party vendors, if necessary, for the supply of labeling materials necessary to fill Haemacure's orders for the Products.



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


     3.8 Packaging Specifications. Haemacure shall provide BPL with the necessary specifications and designs necessary for the Products and Devices to be packaged in accordance with the Packaging Specifications, and Haemacure shall be solely responsible for the content and design of the Packaging Specifications. BPL shall be responsible for contracting with third party vendors for the supply of packaging materials necessary to fill Haemacure's orders for the Products.

     3.9 Haemacure's Obligations. During the term of this Agreement, Haemacure shall: (a) obtain and maintain the Biologics License for the Products; (b) supply Devices and Haemacure-Supplied Components in accordance with Article 4 hereof; (c) ensure that the labeling and packaging design for the Products and Devices comply with the Act and indicate that Haemacure is the seller of the Products and Devices and that BPL is the manufacturer of the Products (as applicable); (d) maintain complaint and Adverse Drug Experiences files on the Products as is required by applicable law; and (e) comply with all FDA and state laws and regulations relating to the distribution of the Products.

     3.10 Recall Responsibilities. Haemacure shall conduct product recalls, withdrawals or quarantines as required by the FDA, or such voluntary recalls initiated by Haemacure's reasonable belief that the Products violate any provision of applicable law. BPL shall assist Haemacure in all recalls, withdrawals or quarantines relating to the Product. Haemacure and BPL shall share equally all expenses incurred in any such recall, provided however, (a) if such action is taken due to BPL's failure to manufacture the Products in accordance with the Specifications or in breach of its warranties pursuant to Section 6.5, then BPL shall bear all such expenses, including the cost of replacement Product, and (b) if such action is taken due to Haemacure's failure to comply with the Act or the breach of its responsibilities pursuant to this Agreement, then Haemacure shall bear all such expenses, including the cost of replacement Product.

4.   HAEMACURE SUPPLIED PRODUCTS.

     4.1 Supply. Haemacure shall, from time to time, deliver to BPL the quantity of sterilized Devices that are to be packaged with the
           Products necessary for BPL to fill Haemacure's orders. Haemacure shall, from time to time, deliver to BPL quantities of Haemacure-Supplied Components adequate to ensure that BPL can manufacture all of the Products requested in Haemacure orders placed during the term of this Agreement.

     4.2 Restricted Use. BPL shall store, maintain, package, process and/or incorporate into the Products the Devices and Haemacure-Supplied Components in accordance with the Specifications. BPL shall not use these products for any purpose other than in connection with the manufacture of Products for sale to Haemacure under this Agreement.

     4.3 Limited Warranties. Haemacure agrees to consult with BPL in the procurement of Haemacure-Supplied Components, and shall take such steps as are necessary to provide BPL warranty and contractual protections as are customary for contract manufacturing relationships as contemplated by this Agreement, including the requirement that the third party shall manufacture the Haemacure-Supplied Components in accordance with the

           Specifications. Haemacure further agrees to extend to BPL the same warranty protection it receives from the third-party supplier to the extent that BPL is not otherwise afforded privity to the warranty. In so far as Haemacure is unable to secure for BPL the benefit of a warranty that such third party shall manufacture the Haemacure-Supplied Components in accordance with the Specifications, then Haemacure itself warrants that the Haemacure-Supplied Components shall comply with the Specifications for such Components. SUBJECT TO THE FOREGOING PROVISIONS OF THIS SECTION 4.3 AND TO THE PROVISIONS OF
           SECTION 8.5, THE DEVICES AND HAEMACURE-SUPPLIED COMPONENTS ARE EACH PROVIDED BY HAEMACURE AS IS AND HAEMACURE HEREBY DISCLAIMS ALL WARRANTIES WITH RESPECT TO EACH, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND NON-INFRINGEMENT.

     4.4 Storage and Maintenance. BPL shall take all precautions necessary to ensure that the Devices and Haemacure-Supplied Components remain in usable condition and in the same condition in which they were delivered to BPL, including, without limitation: (a) storing the Devices and Haemacure-Supplied Components in adequate facilities and under proper conditions; (b) keeping the Devices and Haemacure-Supplied Components segregated from other products; and (c) clearly labeling the Devices and Haemacure-Supplied Components to reflect Haemacure's ownership therein.

     4.5 Title. Title to the Devices and Haemacure-Supplied Components shall, at all times, remain with Haemacure. BPL shall execute and deliver to Haemacure, upon Haemacure's reasonable request, such public filings, instruments and assurances as Haemacure deems necessary to reflect the terms of this Agreement and Haemacure's ownership of the Devices and Haemacure-Supplied Components.

     4.6   Liens;   Assignments;   Claims.   BPL  shall  keep  the  Devices  and
           Haemacure-Supplied Components free and clear of all liens, encumbrances and security interests (other than those in favor of
           Haemacure) and shall not (a) remove the Devices and Haemacure-Supplied Components from the Facility, (b) remove or efface any of Haemacure's trademarks on the Devices and Haemacure-Supplied Components (if any), (c) do or permit anything to be done which might prejudice Haemacure's title to the Devices and Haemacure-Supplied Components, (d) transfer, deliver or otherwise provide the Devices and Haemacure-Supplied Components to any other person or entity without the prior written consent of Haemacure, (e) modify the
           Haemacure-Supplied Components in any way (except to the extent necessary to manufacture and process the Products, package the Devices with the Products or as is otherwise necessary to maintain the products in good condition) without Haemacure's prior written consent, or (f) assign any rights to the Haemacure-Supplied Components and Devices to any other person or entity without the prior written consent of Haemacure. BPL shall comply with all laws, ordinances and regulations applicable to the Haemacure-Supplied Components and Devices and the custody thereof, and shall indemnify and save Haemacure harmless from all claims, suits and liabilities of every character whatsoever arising from the custody of the Haemacure-Supplied Components and Devices.

     4.7 Risk of Loss. BPL shall bear all risk of loss or damage to the Haemacure-Supplied Components and Devices from the time the products are delivered to BPL until they are delivered in accordance with
           Section 6.4.

     4.8 Inspection. BPL shall grant Haemacure's representatives access to BPL Facility at reasonable times to inspect the Haemacure-Supplied Components and Devices.

     4.9 Plasma Processing. BPL shall process the Plasma in accordance with the Specifications in order to extract the cryoprecipitate necessary to manufacture the Initial Product in accordance with the Specifications. After extraction of the cryoprecipitate, BPL shall segregate and store the cryo-poor plasma in accordance with Specifications determined by the Technical Committee. BPL shall take all precautions necessary to insure that the cryo-poor plasma remains in usable condition, segregated from other products and clearly labeled as to reflect Haemacure ownership of the cryo-poor plasma. BPL shall store the cryo-poor plasma until such time as Haemacure provides written direction as to its disposition, but such storage shall not exceed a reasonable time period. Haemacure agrees to negotiate with BPL for the purchase of all or components of the cryo-poor plasma. Provided BPL is unable to properly store the cryo-poor plasma, either (i) Haemacure will take immediate possession of the cryo-poor plasma or (ii) BPL will process the cryo-poor plasma pursuant to instruction of the Technical Committee and for a processing fee to be mutually agreed upon by the Oversight Committee.

5.   PRICING AND PAYMENT.

     5.1 The price for BPL's services and Products manufactured shall be the following:

           (a) Pre-Manufacturing Costs. BPL shall charge Haemacure its actual cost in providing pre-manufacturing services, work, equipment and materials in accordance with Section 2. These costs shall include a charge for the BPL employee time, supplies, equipment and subcontracting work. BPL shall also be entitled to a service charge of fifteen (15)% of the fees for the man-hours incurred on the pre-manufacturing services (the "Service Fee"). Attached as Exhibits F and K are projected budgets for the charges for all services and tasks to be performed by BPL and subcontractors for the pre-manufacturing obligations in relation to the Initial Product. Haemacure shall be responsible for the actual man-hours incurred by BPL, and the cost of the supplies, equipment and subcontracting work completed, provided however, Haemacure shall not be responsible for variances over the projected budget of 110% unless pre-approved in writing by Haemacure, provided however, the final budget for the Frozen Formulation shall be attached to this Agreement after approval by the Oversight Committee. Upon reasonable request of Haemacure, BPL shall make available to Haemacure or its representatives, all records kept in the normal course of business that relate to the pre-manufacturing costs.

           (b) Manufactured Products. The purchase price to be paid by Haemacure to BPL for the Initial Product and Frozen Formulation delivered pursuant to Haemacure's orders shall be a base price of $37.25 per m1 (the "Purchase Price"). If BPL completes a

                Technically Operational Facility prior to January 1, 2001, the Purchase Price for the initial term shall be increased by 5%. The Purchase Price will also be increased by 1% of $37.25 per ml for each month earlier than October 31, 2001 (with a maximum of five months) that BPL and Haemacure have filed the FDA license application for the Initial Product. The Purchase Price shall be finalized for the initial term by agreement of the parties within two months prior to BPL's manufacture of the Product for sale in the United States. The parties acknowledge and agree that the Purchase Price determined for the initial term may be influenced by the following factors:

                (i) Whether Haemacure has provided BPL with the opportunity to manufacture an Improved Product or Second Generation Product;

                (ii)   If Haemacure's  anticipated orders during the first three
                       (3) years of the term of this Agreement are greater than 420,000 ml per year of Product;

                (iii) Whether Haemacure has granted to BPL distribution rights for Hemaseel HMN or other products in the United Kingdom;

                (iv)   Whether   Haemacure  has  requested  BPL  to  manufacture
                       fibrinogen   or  thrombin   in  bulk   pursuant  to  this
                       Agreement;

                (v) Whether BPL's inspection and investigation of the Immuno facility and process requires manufacturing modifications or additional costs materially different than previously believed pursuant to the review of technical information provided at the execution of this agreement;

                (vi) The cumulative annualized increase or decrease in the RPI retail price index;

                (vii) The fluctuation in the currency exchange between the dollar and the pound;

                (viii) The variation from the anticipated volume mix of packages to be ordered during the first three years of the term of this Agreement, from the previous believed product mix of 35%-5ml, 55%-2ml and 10%-1ml as a function of the number of packaged products for delivery to Haemacure;

                (ix)   The  impact  on  the  cost  to  manufacture   the  Frozen
                       Formulation   after   review   by  BPL   of   the   final
                       specifications of the Frozen Formulation;

                (x) The impact on the cost to manufacture for BPL to obtain and package the aprotinin; and

                (xi) The variations in yield. The parties set the initial price based on a yield of 6 ml/litre which should be routinely achieved by BPL. For yields in excess of 6 ml/litre, the benefit accruing from the more efficient use of the plasma shall be split 25/75 percent in favor of Haemacure. For yields below 6 ml/litre, BPL would be responsible for 25% of the extra plasma cost per ml up to the 6 ml/litre mark.

     If the parties are unable to agree upon the Purchase Price pursuant to the process herein described, the parties shall submit the determination of Purchase Price to arbitration pursuant to Section 10.7 hereof to be decided in accordance with this Section 5.1 and the factors identified herein. The Purchase Price will be adjusted upward or downward on each anniversary date of the FDA Approval Date to reflect changes in the RPI and currency exchange fluctuation the previous year.

           (c) Other Products. To the extent additional Products (including bulk forms of such Product) are agreed to in accordance with
                Section 2.7, the price for services and costs shall be computed in accordance with Section 5.1(a) and (b) above.

     5.2 Payment. BPL shall bill Haemacure on the fifteenth (15th) of each month for all services performed, costs incurred and Products shipped in the previous calendar month. Haemacure shall pay such invoices within forty-five (45) days of their receipt. Interest at the rate of one percent (1%) per month shall accrue and be paid by Haemacure on all invoice amounts not paid within such forty-five (45) days.

6.   TERMS AND CONDITIONS  OF SALE.

     6.1 Orders. BPL will manufacture the Products specified in each order submitted by Haemacure, and will deliver the Products to the location, in the quantities and by the date specified in such order. The terms and conditions of this Agreement, as supplemented only by the delivery dates and quantity of Products contained in a written order, shall govern all sales of Products hereunder notwithstanding any additional, different or conflicting terms set forth in an acknowledgement or other forms of correspondence with BPL (all of which additional, different or conflicting terms, if any, are hereby expressly rejected). An order must be received by BPL at least 90 working days prior to the date that the Products must be shipped from the Facility.

     6.2 Cancellation. No order accepted by BPL may be cancelled or altered by BPL except upon terms and conditions acceptable to Haemacure, as evidenced by its written consent. Subject to Haemacure's compliance with the provisions of Section 3.3., Haemacure may cancel any order at any time, with or without cause, and Haemacure's liability for such cancellation shall be limited to BPL's production and out-of-pocket costs and expenses incurred for such cancelled order.

     6.3 Product Forecasts. For planning purposes only, and not as a firm order or promise to purchase, upon the date of Haemacure's submission of the BLA, Haemacure shall provide BPL with an annual forecast of the Initial Product that Haemacure anticipates that it will order during the year following the FDA Approval Date. Following the FDA Approval Date and for so long as this Agreement shall continue, Haemacure shall give BPL a forecast of the orders of product that Haemacure expects to place with BPL during each of the next six months. The forecast for the next three months shall constitute firm orders.

           Haemacure  will provide  product  forecasts in  accordance  with this
           Section 6.3 for Products other than the Initial Product.

     6.4 Shipping. Unless otherwise agreed to in writing by the parties, all Products manufactured by BPL shall be shipped to Haemacure ExWorks (IncoTerms 1990) the Facility. All risk of loss and damage to the Products while at the Facility will remain with BPL.

     6.5 Product Warranties. Except for non-conformity or breach on account of Haemacure-Supplied Components, BPL warrants that each of the Products shipped to Haemacure under this Agreement, at the time of shipment, shall: (a) conform to the Specifications, Quality Manual and SOPs and shall not be "adulterated" or "misbranded" as those terms are defined under the Federal Food, Drug and Cosmetic Act (the "Act"), as the Act is in effect on the date of shipment, (b) not be an article which may not, under the provisions of the Act, be introduced into interstate commerce, and (c) not violate any state or local laws and regulations actually known to BPL. All claims for a breach of warranty with respect to any Products shall be made in accordance with Section 6.6(d). EXCEPT FOR THE FOREGOING EXPRESS WARRANTIES, BPL HEREBY DISCLAIMS ALL WARRANTIES WITH RESPECT TO PRODUCTS, WHETHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

     6.6 Claims Procedure. Haemacure shall inspect and analyze the Products for conformity with the applicable order and the Specifications within thirty (30) days after receipt by Haemacure of such shipment of Products. Haemacure shall make all claims with respect to the Products as follows:

           (a) Claims for Damage During Transit. Any claims by Haemacure for loss or damage to Products while in transit shall be made by Haemacure to its carrier or agent and not to BPL.

           (b) Claims for Delivery Error. Any claim that a shipment contains a shortage of Products or other error in delivery must be made by Haemacure to BPL in writing within thirty (30) days from the date of receipt by Haemacure of such shipment of Products together with a reasonably detailed description of the amount of the shortage or other delivery error. Haemacure's failure to make a claim in accordance with the foregoing sentence shall constitute agreement by Haemacure that there was no error in delivery. Provided that Haemacure makes a claim in accordance with this Section 6.6(b) and proves that such shipment contains a shortage of Products or other error in delivery, BPL, at
                Haemacure's option, shall deliver to Haemacure to the location(s) designated by Haemacure, at BPL's risk and cost and expense, the amount of Products in shortage in such shipment, or credit Haemacure the amount of such shortage.

           (c) Claims for Non-Conforming Goods. In the event that Haemacure claims that upon delivery any of the Products are non-conforming, Haemacure may reject the same, provided that (i) within thirty (30) days after receipt by Haemacure of such shipment of Products, Haemacure notifies BPL of such rejection, in writing, together with a reasonably detailed description of why the Products have been rejected ("Rejection Notice"), (ii) Haemacure returns to BPL the rejected Products or shipment, subject to the terms and conditions hereinafter provided, within thirty (30) days after Haemacure sends the Rejection Notice, and (iii) none of the Products (except for reasonable test and inspection quantities) has been changed from its original condition. Haemacure's failure to make a claim in accordance with the foregoing sentence shall constitute unqualified acceptance of all shipments and Products. Provided that the rejected Products have been rejected by Haemacure in accordance with the terms of the preceding sentence and are proved to have been non-conforming (i) BPL shall reimburse Haemacure for all costs and expenses incurred by Haemacure in shipping the rejected Products back to BPL, (ii) the risk of loss with respect to the rejected Products shall pass to BPL upon delivery of the rejected products by Haemacure to the carrier/shipping agent designated by Haemacure for the delivery of the reject products to BPL, (iii) BPL, at Haemacure's option, will replace all rejected Products with conforming Products or refund to Haemacure the price that Haemacure paid for such rejected Products, and (iv) any such replacement Products will be shipped, at BPL's risk and expense, to the location(s) designated by Haemacure, provided however, the non-conformity was not on account of the non-conformity of the Haemacure-Supplied Components.

           (d) Warranty Claims. In the event that Haemacure, in good faith, claims that any of the Products are in breach of the warranties set forth in Section 6.5 above, Haemacure may make such a claim provided that: (i) such claim is made by Haemacure no later than two (2) years after such Products are delivered to Haemacure;
                (ii) such claim is made in writing and contains a reasonably detailed description of the reason that the Products are in breach of the warranties contained in Section 6.5; (iii) Haemacure returns the Products in question to BPL no later than one hundred twenty (120) days after Haemacure makes its claim to BPL; and (iv) none of the Products in question (except for reasonable use, test and/or inspection quantities) has been changed from its original condition. The failure by Haemacure to make a warranty claim in accordance with the terms of the foregoing sentence shall constitute a waiver by Haemacure of all claims for breach of warranty by Haemacure with respect to the applicable Products. Provided that Haemacure makes its warranty claim in accordance with the terms of this Section 6.6(d) and the Products are proved to be in breach the warranties provided in Section 6.5: (1) BPL shall reimburse Haemacure for all costs and expenses incurred by Haemacure in shipping the Products back to BPL, (2) the risk of loss with respect to the Products shall pass to BPL upon delivery of the Products by Haemacure to the carrier/shipping agent designated by Haemacure to ship the Products back to BPL, (3) BPL, at Haemacure's option, will replace all Products with conforming Products or refund to Haemacure the price that Haemacure paid for such Products, at no cost to Haemacure, and (4) such replacement Products will be shipped, at BPL's risk and expense, to the location(s) designated by Haemacure. Provided that Haemacure makes a warranty claim in accordance with the terms of this Section
                6.6(d), Haemacure shall make available to BPL all records and documents related to the custody of such products by Haemacure or its customers.

           (e) Resolution of Disputes. In the event that the parties dispute a warranty claim, the parties agree to select an independent expert in the field involving the specific dispute, whose decision shall be final and binding. If the parties are unable to agree upon the identity of the independent expert or the procedures for resolution, the dispute shall be submitted to arbitration in accordance with Section 10.7 hereof.

           (f) Haemacure-Supplied Components. Haemacure agrees to include claims procedures in contracts with third-party suppliers of Haemacure Supplied Components similar to the procedures contained in this Section 6 and agrees that this Section 6.6 shall apply mutatis mutandis to any claim by BPL that Haemacure Supplied Components do not comply with warranty.

     6.7 Insurance. Haemacure acknowledges that BPL does not customarily maintain product liability insurance or other insurance to protect against any hazards that may be associated with BPL's manufacture of the Product. Haemacure shall maintain insurance against product liability and any other hazards as are customarily covered by casualty and general liability insurers for the manufacture and distribution of Products from the date of the first sale of Product. The level of such insurance shall be twenty million US dollars ($20,000,000) unless BPL shall give notice requiring an increase in the level of coverage (not to exceed a total of seventy million U.S. dollars ($70,000,000)) and shall pay one half of the increase in the amount of premium required for such purpose. Haemacure agrees to consult with BPL regarding the procurement of such additional insurance, shall obtain a minimum of three competitive quotes for the insurance, and shall promptly effect the procurement of such insurance upon BPL's request. To the extent that either party does maintain such insurance protecting against all hazards, such party shall name the other party as an additional insured under such policies and shall produce on demand evidence of the payment of the current premium therefor.

7.   INDEMNIFICATION.

     7.1 BPL Indemnification. BPL agrees to indemnify Haemacure and defend and hold it harmless from any liability, loss, expense, cost, claim or judgment (including reasonable attorneys' fees) arising directly out of (a) any claim by a third party for property damage, personal injury or death which is alleged to have been caused by BPL's failure to manufacture the Product or package any Device in accordance with the Act or FDA approved specifications or (b) any claim by a third party resulting from BPL's breach of this Agreement.

     7.2 Haemacure Indemnification. Haemacure agrees to indemnify BPL and defend and hold it harmless from any liability, loss, expense, cost, claim or judgment (including reasonable attorneys' fees) arising directly out of (a) any claim by a third party for property damage, personal injury or death which is alleged to have been caused by Haemacure's action or inaction after the Product and Device is delivered to Haemacure by BPL, (b) any claim by a third party resulting from Haemacure's breach of this Agreement, or (c) any breach of third party intellectual property rights.

     7.3 Binding. The foregoing indemnity obligations shall be binding upon and shall inure to the benefit of BPL and Haemacure and their respective affiliates, successors and assigns.

     7.4 Notice. Upon obtaining knowledge of the institution of any action, proceeding, or other event which could give rise to a claim for indemnity hereunder, the party seeking indemnification shall promptly notify the other party thereof. Failure of any indemnified party to promptly give such notice shall not relieve the indemnifying party of its obligation to indemnify under this Section 7, but as a result of any such failure, the indemnifying party shall not be liable to the indemnified party for the amount of actual damages caused by such failure to promptly notify. If such claim or demand relates to a claim or demand asserted by a third party, the indemnifying party shall have the right at its expense to employ counsel to defend such claim or demand and the indemnified party shall have the right, but not the obligation, to participate in the defense of any such claim or demand at its own expense. So long as the indemnifying party is defending such claim or demand in good faith, the indemnified party will not settle such claim or demand without the indemnifying party's consent. The indemnified party shall make available to the indemnifying party all records and other materials reasonably required by it in contesting a claim or demand asserted by a third party against the indemnified party and shall cooperate in the defense thereof.

     7.5 Cap. Apart from the indemnity given by Haemacure in respect of the infringement of third party intellectual property rights and referred to in Section 7.2(c), which shall be without limitation, an indemnifying party's aggregate indemnification obligations under this
           Section 7 in any year shall not exceed $70,000,000 or the market capitalization of Haemacure whichever is the lower. The value of the market capitalization of Haemacure shall be determined by a mutually agreed upon internationally recognized accounting firm as determined on January 1 of the year such cap is at issue. A year for the purposes of this Section 7.5 shall be the period of twelve months commencing on the first date of sale of Products or the anniversary thereof.

8.   LICENSE; CONFIDENTIALITY; AND REPRESENTATIONS.

     8.1   Definitions.   For  purposes  of  this   Agreement,   the   following
           definitions shall apply:

           (a) The term "Confidential Information" means all of the currently (as of the date of this Agreement) existing and hereafter developed intellectual property (including without limitation, patents, technology, know-how, inventions, trademarks, tradenames, graphics, logos, designs and copyrights), recipes, processes, technology, samples, models, sketches, drawings, specifications, data, data sheets, sales and technical bulletins, service manuals, customer lists, strategic and tactical plans, project details, market analyses, sales projections, methods and techniques, financial reports and data (including cost and pricing) and any other business information, all information regarding the regulatory approval of the Products and/or Devices and any labeling packaging therefor or improvements thereto, and any other information, whether or not prepared, compiled, developed or created by BPL or Haemacure, whether or not reduced to writing and whether or not patentable or susceptible to any other form of legal protection, relating to the design, manufacture, packaging, sterilization, labeling, sale, pricing, distribution of Products or Devices specifically or to the business of Haemacure or BPL generally.

           (b) The term "BPL Confidential Information" means any Confidential Information which BPL can demonstrate by competent documentary evidence (i) was prepared, compiled, developed or created by BPL prior to the date of this Agreement relating to fibrin sealant technology; (ii) relates to its own fibrin sealant project developed independently of this project; or which relates to its business or products not the subject of this Agreement.

           (c)  The  term  "Haemacure   Confidential   Information"   means  all
                Confidential Information relating to the subject matter of this Agreement other than BPL Confidential Information.

           (d) The term "Resultant Technology" means and includes all improvements, enhancements and modifications to the Products, and any and all technical developments, know-how, methods, techniques, systems, drawings, designs, plans, specifications, software, documentation, data and other information that is conceived, created, first fixed in a tangible medium, first made, first used or first reduced to practice during the term of this Agreement or in connection with the services, tasks or endeavors which BPL has been engaged by Haemacure to undertake on its behalf pursuant to this Agreement.

     8.2 Technical Information License to BPL. Haemacure hereby grants to BPL, for the term of this Agreement only, a non-exclusive, royalty-free, right and license (with no right to sub-license), to use Haemacure Confidential Information (including the patents listed on Exhibit J attached hereto), but only to the extent necessary for BPL to perform its obligations under this Agreement. Pursuant to the foregoing license, BPL may, among other things, manufacture the Products and affix Haemacure's trademarks on any such Products, but BPL shall not remove or deface any of Haemacure's trademarks. BPL hereby acknowledges the high level of quality currently associated with Haemacure's trademarks and agrees that it will use the foregoing grant only in a manner consistent with maintaining the high level of quality currently associated with Haemacure's trademarks. BPL hereby agrees that its every use of Haemacure Confidential Information, including all Haemacure patents, trademarks and copyrights shall inure solely to the benefit of Haemacure and that BPL shall not at any time acquire any rights to any Haemacure Confidential Information. BPL agrees to cooperate with Haemacure, at Haemacure's cost and expense, in any action deemed necessary or appropriate by Haemacure to protect its rights in the Haemacure Confidential Information. BPL recognizes the validity of the Haemacure Confidential Information and any registrations thereof, and acknowledges Haemacure as the owner of all right, title and interest in and to the Haemacure Confidential Information and any registrations thereof.

     8.3 BPL Confidentiality. BPL hereby acknowledges that all of the Haemacure Confidential Information and Resultant Technology is, as between the parties to this Agreement, the sole and exclusive property of Haemacure. BPL shall not use (except as provided in
           Section 8.2 above) or disclose any of the Haemacure Confidential Information or Resultant Technology (except to the Secretary of State as required by law) and shall use the same degree of care as BPL uses to protect its own confidential information of a like nature, but no less than a reasonable degree of care, to prevent the unauthorized use or disclosure of any Haemacure Confidential Information and Resultant Technology. BPL shall restrict the number of people having access to the Haemacure Confidential Information and Resultant Technology to only those of its employees, agents and consultants involved in any business discussions related to this Agreement or who may have any occasion to view, handle or obtain any of the Haemacure Confidential Information and Resultant Technology pursuant to the terms of this Agreement; and BPL shall notify each such employee, agent and consultant of the terms of this
           Section 8. The covenants contained in this Section 8 shall not apply to any Haemacure Confidential Information and Resultant Technology (except that only the covenant of non-disclosure contained in this
           Section 8 applies to Haemacure Confidential Information and Resultant Technology in (ii) below) which is (i) in the public domain or comes into the public domain through no fault of BPL or otherwise becomes known to BPL through no act or omission of BPL, (ii) required to be disclosed by statute, regulation, discovery in connection with litigation or other dispute resolution, or other legal or regulatory proceedings, provided that Haemacure is notified of such requirement and has an opportunity to challenge it, (iii) can be documented as legally in BPL's possession prior to July 13, 1998; or (iv) can be documented by BPL to have been developed by BPL independent of Haemacure or this Agreement. Upon request by Haemacure and, in any event, upon termination or expiration of this Agreement for any reason, BPL will immediately return to Haemacure any and all written or other tangible Haemacure Confidential Information or Resultant Technology, including any copies, translations and conversions thereof, then in its possession; provided, however, BPL may retain one copy of the same for record-keeping purposes only in the event of a dispute concerning the same.

     8.4 Haemacure Confidentiality. Haemacure hereby acknowledges that all of BPL Confidential Information is, as between the parties to this Agreement, the sole and exclusive property of BPL. Haemacure hereby agrees not to use or disclose any of BPL Confidential Information except to the extent necessary to perform its obligations under this Agreement and shall use the same degree of care as Haemacure uses to protect its own confidential information of a like nature, but no less than a reasonable degree of care, to prevent the unauthorized use or disclosure of any BPL Confidential Information. Haemacure shall restrict the number of people having access to BPL Confidential Information to only those of its employees, agents and consultants involved in any business discussions related to this Agreement or who may have any occasion to view, handle or obtain any of BPL Confidential Information pursuant to the terms of this Agreement; and shall notify each such employee, agent and consultant of the terms of this Section 8. The covenants contained in this Section 8 shall not apply to any BPL Confidential Information (except that only the covenant of non-disclosure contained in this Section 8 applies to BPL Confidential Information in (ii) below) which is (i) in the public domain or comes into the public domain through no fault of Haemacure or otherwise becomes known to Haemacure through no act or omission of Haemacure, (ii) required to be disclosed by statute, regulation, discovery in connection with litigation or other dispute resolution, or other legal or regulatory proceedings, provided that BPL is notified of such requirement and has an opportunity to challenge it,
           (iii) can be documented as legally in Haemacure's possession prior to July 13, 1998, or (iv) can be documented by Haemacure to have been developed by Haemacure independent of BPL. Upon request by BPL and, in any event, upon termination or expiration of this Agreement for any reason, Haemacure will immediately return to BPL any and all written or other tangible BPL Confidential Information, including any copies, translations and conversions thereof, then in its possession; provided, however, Haemacure may retain one copy of the same for record-keeping purposes only in the event of a dispute concerning the same.

     8.5 Haemacure Representations and Warranties. Haemacure warrants that (i) neither the Product as currently proposed to be manufactured by BPL nor the process for manufacturing the Product infringe any patent owned by a third party in the United States of UK; (ii) it is the owner or licensee of the Haemacure Confidential Information; (iii) it has the right to license said Haemacure Confidential Information in the manner set forth in this Agreement; and (iv) it has not received and does not reasonably expect to receive any notice of litigation from any third party that the Product, as currently proposed to be made by BPL, incorporates know-how or trade secrets wrongfully obtained directly or indirectly from said third party. Haemacure further warrants that the Specifications are free from defects in design.

9.   TERM AND TERMINATION.

     9.1 Term. Unless earlier terminated as provided in Section 9.2 below or by mutual written consent, this Agreement shall continue in full force for the Initial Term. Thereafter, this Agreement shall automatically renew for successive three (3) year renewal terms, unless either party gives notice of nonrenewal to the other not less than one hundred twenty (120) days prior to the expiration of the initial or the then-current renewal term. The continuation of correspondence, meetings or other dealings following the expiration or termination of this Agreement shall not be considered an extension or renewal of this Agreement. To the extent that BPL accepts an order from Haemacure following the termination or expiration of this Agreement, the same shall be governed by terms identical to the terms of this Agreement but such acceptance shall not be considered an extension or renewal of the term of this Agreement.

     9.2 Termination. Either party may terminate this Agreement at any time prior to the expiration of the initial or the then-current renewal as provided in Section 9.1 above, as follows:

           (a) by either party, effective immediately, in the event that the other party fails to perform any of its obligations under this Agreement and fails to remedy such failure within sixty (60) days after receiving written demand to remedy such failure;

           (b) by either party upon written notice to the other, effective immediately, in the event the other party shall become the subject (voluntarily or involuntarily) of any proceeding relating to bankruptcy or insolvency, or make an assignment or other arrangement for the benefit of its creditors, or be dissolved or liquidated (except as a consequence of a merger, consolidation or other corporate reorganization not involving the insolvency of such dissolved or liquidated party);

           (c) by either party, effective immediately, if any force majeure described in Section 10.3 of this Agreement remains in effect so as to delay or prohibit the performance of any obligation under this Agreement by the other party for a period of ninety (90) days or longer;

           (d) by either party, effective immediately, if any law, regulation, order or directive from the Secretary of State for Health of the United Kingdom or other entity prohibits BPL from performing its obligations under this Agreement;

           (e) by either party, effective immediately, in the event that the License Agreement is terminated for any reason by the FTC;

           (f) by either party, upon three (3) months written notice, if the parties shall have not received FDA approval for the Products within five (5) years of the date of this Agreement;

           (g) by either party, effective immediately, if Haemacure loses its license for the initial product or the Facility is shut down by the FDA for more than ninety (90) consecutive days; or

           (h) by Haemacure for a period beginning upon execution of this Agreement and ending two (2) years following the FDA Approval Date, upon sixty (60) days written notice, for any reason.

     9.3 Accrued Rights. Termination of this Agreement shall not affect the respective rights and obligations of the parties accrued during the term of this Agreement.

     9.4 Return of Confidential Information; Ownership of Equipment. Upon termination or expiration of this Agreement for any reason:

           (a) BPL shall deliver to Haemacure all Haemacure Confidential Information and Resultant Technology, any Devices not then packaged with Products and any Haemacure-supplied components not then incorporated into Products, then in the possession or under the control of BPL, and if Haemacure should so request, all other documents or objects furnished to BPL by Haemacure, and all copies of any such documents, objects, Haemacure Confidential Information or Resultant Technology in the possession or under the control of BPL;

           (b) Haemacure shall deliver to BPL all BPL Confidential Information then in the possession or under the control of Haemacure, and if BPL should so request, all other documents or objects furnished to Haemacure by BPL, and all copies of any such documents, objects or BPL Confidential Information in the possession or under the control of Haemacure; and

           (c) At either party's request, but at Haemacure's expense (including repair of facility to an operating state), BPL shall deliver to Haemacure the Equipment listed on Exhibits E and M and any other equipment or supplies purchased by BPL pursuant to this Agreement and paid for by Haemacure. To the extent Haemacure refuses within 60 days to remove the Equipment or pay for such removal, for any reason, title shall forthwith pass to BPL, who may dispose of or utilize the equipment in its sole discretion.

     9.5 Purchase of Termination Inventory. Upon termination or expiration of this Agreement for any reason, Haemacure shall have the option, but no obligation, to purchase from BPL, or credit BPL for, any Products in BPL's possession at the time of termination or expiration of this Agreement that were not manufactured pursuant to an Order (the "Termination Inventory"). Haemacure may, at its sole option, no later than thirty
           (30) days of the effective date of termination or expiration of this Agreement, purchase from BPL the Termination Inventory, in whole or part.

     9.6 Orders Placed Prior to Expiration or Termination. Following termination or expiration of this Agreement for any reason other than default or insolvency on behalf of Haemacure, BPL shall fill all Orders submitted by Haemacure during the term of this Agreement regardless of whether any of the Products in such Orders are to be delivered after the expiration or termination of this Agreement.

     9.7 Haemacure Termination Liability. If this Agreement is terminated by either party for any reason, BPL shall immediately (a) stop work as specified in the notice; (b) place no further subcontracts or orders for materials, tooling, equipment, etc.; (c) cancel all subcontracts and orders to the extent that they relate to work pursuant to this Agreement; (d) with the approval of Haemacure, settle all outstanding liabilities arising from termination of subcontracts or orders; and
           (e) take such other action as may be necessary or appropriate to minimize and mitigate the costs of and consequences of termination and to protect and to preserve the property owned by Haemacure pursuant to this Agreement.

     Within ninety (90) days of the notice of termination, BPL shall submit a termination settlement proposal to Haemacure computing any amounts owed pursuant to Section 5 for the work completed previous to the termination as specified in Exhibit F.

     In addition,  if this  Agreement  is  terminated  by Haemacure  pursuant to
Section 9.2(h) or by BPL pursuant to Section 9.2(a) for Haemacure's willful, knowing and continuing breach of this Agreement, BPL shall be entitled to be paid as liquidated damages ("Liquidated Damages") any unpaid estimated Service Fees for the pre-manufacturing services of BPL and either, if such Termination occurs within twelve (12) months of the date of this Agreement, thirty percent (30%) or otherwise fifty percent (50%), of any unpurchased minimum purchases pursuant to Section 3.3 whether or not the FDA license has been granted.

     In determining the Liquidated Damages under this Section 9.7, the price to be paid in determining the minimum purchases shall be $37.25 per ml, and the average yield of 6 x 1 ml dose equivalence (75-115 mg fibrinogen) per liter of plasma shall be used.

     Such Liquidated Damages are the parties' best estimate of the loss and damage which would be suffered by BPL in the event of such Termination. Any payment of Liquidated Damages shall be the sole and exclusive recovery for such loss and damage.

     If Haemacure disputes the calculation of the amount of the settlement proposal, the parties shall submit the same to arbitration pursuant to Section
10.7. Upon payment of such amount and (for the avoidance of doubt) in relation only to Haemacure's obligations under Sections 3.1 (Supply of Products), 3.3 (Minimum Purchase), 5.1 (Pre-manufacturing Costs and Manufactured Products), 5.2 (Payment) and 6.3 (Product Forecasts) BPL shall execute full release of Haemacure and Haemacure shall not be liable for any other compensation, reimbursement or damages for any reason, including loss of prospective compensation, good will or otherwise.

     9.8 BPL Termination Liability. If this Agreement is terminated by Haemacure pursuant to Section 2.4, except to the extent BPL's failure to materially comply with the schedule due to matters solely within its control is willful and wanton, BPL's sole and exclusive liability to Haemacure shall be reimbursement and payment to Haemacure of: (a) any Service Fee paid to BPL pursuant to Section 5.1; (b) the cost and expense incurred by Haemacure for the purchase of equipment, material or supplies pursuant to this Agreement; and (c) Haemacure's reasonable out-of-pocket expenses incurred in connection with this Agreement.

10.  MISCELLANEOUS PROVISIONS.

     10.1 Entire Agreement. This Agreement, including any Exhibits hereto, represents the entire agreement between the parties on the subject matter hereof and supersedes all prior discussions, agreements and understandings of every kind and nature between them, including the January 15, 1999 Manufacturing Agreement and the letter amendments thereto. No modification of this Agreement will be effective unless in writing and signed by both parties.

     10.2 Notices. All notices under this Agreement shall be in English and shall be in writing and given by registered airmail, cable or facsimile addressed to the parties at the addresses in this Section 10.2, or to such other address of which either party may advise the other in writing. Notices will be deemed given when sent:

           If to BPL:        BPL
                             Dagger Lane, Elstree, Herts
                             WD 6 3BX United Kingdom
                             Attention:  C D Hadfield
                             Phone:  0181 258 2540
                             Facsimile:  0181 258 2604

           with a copy to:   BPL
                             Dagger Lane, Elstree, Herts
                             WD 6 3BX United Kingdom
                             Attention:  R C D Walker
                             Phone:  0181 258 2252
                             Facsimile:  0181 258 2603

           If to Haemacure:  Haemacure Corporation
                             2 North Tamiami Trail, Suite 802
                             Sarasota, Florida 34231
                             Attention:  Marc R. Paquin
                             Phone:  941-361-2166
                             Facsimile:  941-365-1051
           with a copy to:   Haemacure Corporation
                             2001 University, Suite 430
                             Montreal, (Quebec) H3A 2A6
                             Canada
                             Attention:  Gilles Lemieux
                             Phone:  514-282-3350
                             Facsimile:  514-282-3358

           with a copy to:   Foley & Lardner
                             777 East Wisconsin Avenue
                             Milwaukee, Wisconsin 53202-5367
                             Attention:  James F. Stern
                             Phone:  414-271-2400
                             Facsimile:  414-297-4900

     10.3 Force Majeure. Neither party shall be in default hereunder by reason of any failure or delay in the performance of any obligation under this Agreement where such failure or delay arises out of any cause beyond the reasonable control and without the fault or negligence of such party. Such causes shall include, without limitation, storms, floods, other acts of nature, fires, explosions, riots, war or civil disturbance, strikes or other labor unrests, embargoes and other governmental actions or regulations which would prohibit either party from ordering or furnishing Products or from performing any other aspects of the obligations hereunder, delays in transportation, and liability to obtain necessary labor, supplies or manufacturing facilities.

     10.4 Severability. In the event any one or more of the provisions contained in this Agreement are deemed illegal or unenforceable, such provision (a) shall be construed in a manner to enable it to be enforced to the extent permitted by applicable law, and (b) shall not affect the validity and enforceability of any legal and enforceable provision of this Agreement.

     10.5 Nonassignment. This Agreement shall be binding upon, inure to the benefit of, and shall be enforceable by, the successors, heirs, beneficiaries, personal representatives and assigns of each party. In the event that the National Health Service shall divest itself of the whole or a substantial part of the undertaking of BPL, including the Facility, by reason of the sale or transfer of the whole or such part of BPL into private ownership or into a public/private partnership, this Agreement and the rights and obligations created by it may be assigned by BPL to the party acquiring the whole or such part of BPL. Otherwise this Agreement and the rights or obligations created by this Agreement, may not be assigned, sold, delegated or otherwise transferred, by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, unless by operation of law. Any attempt by a party to assign, sell, delegate or otherwise transfer this Agreement or the rights or obligations created by this Agreement in contravention of this Section shall be deemed void and without effect.

     10.6 Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED UNDER AND GOVERNED BY THE INTERNAL LAWS OF ENGLAND AND WALES WITHOUT REGARD TO CHOICE OF LAW RULES. THE RIGHTS AND OBLIGATIONS OF THE PARTIES IN CONNECTION WITH THIS AGREEMENT AND ANY PURCHASE OF THE PRODUCTS SHALL NOT BE GOVERNED BY THE PROVISIONS OF THE 1980 U.N. CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

     10.7 Dispute Resolution. Any and all disputes of whatever nature, arising between the parties of this Agreement or the underlying business relationship, including termination thereof and statutory claims, and which are not resolved between the parties themselves, shall be submitted to binding arbitration to be conducted in English, in New York, New York before a single arbitrator in accordance with the rules of the International Chamber of Commerce in effect as of the date of this Agreement. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof.

     10.8 Waiver. Each party agrees that the failure by the other party at any time to require performance of any of the provisions herein shall not operate as a waiver of the right of that party to request strict performance of the same or like provisions, or any other provisions hereof, at a later time.

     10.9 Language. The English language version of this Agreement shall govern and control any translations of the Agreement into any other language.

     10.10 Captions. Captions of sections of this Agreement are included for reference only, shall not be construed as part of this Agreement and shall not be used to define, limit, extend or interpret the terms hereof.

     10.11 Currency. Unless otherwise agreed by the parties in writing, all payments required to be made under this Agreement shall be made in United States Dollars.

     10.12 Cumulative Remedies. Each and every right and remedy hereunder is cumulative with each and every other right and remedy herein or in any other agreement between the parties or under applicable law.

     10.13 Receipt. Each party hereby acknowledges receipt of a signed copy of this Agreement.

     10.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     10.15 No Partnership, etc. Nothing contained in this Agreement shall create or shall be construed as creating a partnership, a joint venture, agency or employment relationship between the parties. The parties agree to perform in accordance with this Agreement only as independent contractors. Neither party has the right or authority to assume or create any obligations or responsibilities, express or implied, on behalf of the other party,



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


           and neither party may bind the other party in any manner or thing whatsoever. Neither party shall be liable, except as expressly provided otherwise in this Agreement, for any expenses, liabilities or other obligations incurred by the other.

     10.16 Year 2000 Compliance. BPL hereby represents and warrants that all of the equipment utilized by BPL in connection with its obligations under this Agreement, including but not limited to computer software, databases, hardware, controls and peripherals, will (i) perform in all material respects in accordance with their specification and documentation regardless of which century or century dates are encountered in the use of such equipment or software; (ii) accurately and correctly manage and manipulate data in accordance with its intended use involving all dates, whether single century or multi-century, regardless of the format in which such dates are expressed; and (iii) not require any repair, rewrite, conversion or other adaptation because of or due in any way to the use of century dates.

     10.17 Use of Haemacure Equipment. All equipment procured by BPL that is paid for by Haemacure, and the equipment on Exhibits E and M (or other equipment purchased by Haemacure and provided to BPL), shall be used for the exclusive benefit of manufacturing the Products, and BPL agrees not to utilize such equipment for any other purpose, provided however Haemacure agrees to reasonably consent to the use of such equipment for non-Products so long as Haemacure is reasonably compensated for the use and such use is consistent with Haemacure's timing needs and the specifications for its Products.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.


BIO PRODUCTS LABORATORY                     HAEMACURE CORPORATION
("BPL")                                     ("Haemacure")



By: /s/  Richard C.D. Walker                By: /s/  Marc R. Paquin
   ---------------------------------           ---------------------------------
   Richard C.D.  Walker                        Marc R. Paquin
   Chief Executive Officer                     President and Chief Executive
                                                Officer



Attest:                                     Attest:
       -----------------------------               -----------------------------
Title:                                      Title:
       -----------------------------               -----------------------------




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